UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2005

VIRGINIA FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-22283	54-1829288
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

102 S. Main Street, Culpeper, Virginia 22701

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (540) 829-1633

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry Into a Material Definitive Agreement

On March 7, 2005, Virginia Financial Group, Inc. (the “Company”) entered into new employment agreements (the “Employment Agreements”) with O. R. Barham, Jr., President and Chief Executive Officer, and Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer. Each of the Employment Agreements is for a three-year term, effective January 1, 2005, and ending December 31, 2007, subject to automatic one-year renewals thereafter unless either party notifies the other of the intention to not renew. Mr. Barham’s agreement provides for an initial annual base salary of $319,000 and Mr. Farrar’s agreement provides for an initial annual base salary of $173,000.

The terms of the Employment Agreements are substantially the same as those contained in the previous agreements of Mr. Barham and Mr. Farrar, which expired by their terms on December 31, 2004. Under the Employment Agreements, both Mr. Barham and Mr. Farrar are eligible to earn incentive bonuses under the Company’s annual incentive plan, based on criteria set by the Board of Directors. They are also entitled to receive, subject to approval by the Board’s Compensation Committee, additional annual equity-based compensation equal to in Mr. Barham’s case 30% of his then current annual base salary and in Mr. Farrar’s case 20% of his then current annual base salary. These equity-based awards will be made in the form of restricted stock, stock options or stock appreciation rights, as determined by the Compensation Committee, and will be awarded under the Company’s Stock Incentive Plan. Under the Employment Agreements, Mr. Barham and Mr. Farrar will also be provided health insurance, retirement and other benefits, such as a car or vehicle allowance, country club initiation fee and monthly dues, and reimbursement for costs of attending professional meetings. Mr. Barham’s agreement includes additional provisions for the establishment of a supplemental retirement plan and deferred compensation contribution.

If either the Company terminates either Mr. Barham or Mr. Farrar without cause or Mr. Barham or Mr. Farrar terminates his employment for good reason (each as defined in the agreement), the Company is obligated to pay Mr. Barham or Mr. Farrar, as the case may be, a lump-sum cash payment equaling his annual base salary for 18 months from the date of termination and to maintain his welfare benefits for 18 months from the date of termination. Each Employment Agreement also provides that upon such termination, all of the employee’s then unvested stock option and other stock awards will become fully vested and exercisable. The Employment Agreement also provides for three years continued employment in the event of a change in control (as defined in the agreement) of the Company. If, however, following a change in control, either the Company terminates Mr. Barham or Mr. Farrar without cause or Mr. Barham or Mr. Farrar terminates his employment for good reason, the Company is obligated to maintain Mr. Barham or Mr. Farrar’s, as the case may be, welfare benefits for an additional 36 months and to pay him a lump-sum cash payment equaling 2.99 times his combined annual base salary at the time of termination and his highest annual bonus for the two most recently completed years (limited, however, to the maximum amount, if any, which can be paid without any of the payments being excess parachute payments under Internal Revenue Code section 280G). Mr. Barham and Mr. Farrar each will also be subject, in certain circumstances, to non-competition obligations for a period of 18 months following the termination of his employment.

Copies of the Employment Agreements will be filed as exhibits to the Company’s Annual Report on Form 10-K expected to be filed on or about March 15, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA FINANCIAL GROUP, INC.

By:	/s/ Jeffrey W. Farrar
Jeffrey W. Farrar
Executive Vice President
and Chief Financial Officer

March 10, 2005

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